Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:Debbie Koopman
        (630) 769-2596
        Debbie_Koopman@spgl.com

The Spiegel Group Announces Steps to Rationalize
Spiegel Catalog and Corporate Functions

DOWNERS GROVE, Ill. - April 20, 2004 - The Spiegel Group (Spiegel, Inc.) today announced that, as part of its ongoing restructuring process, it is taking steps to rationalize its operations, making headcount reductions at its Spiegel Catalog division and its corporate support staff.

On April 6, 2004, the company announced that it was in preliminary negotiations with a party interested in purchasing Spiegel Catalog. While the company's negotiations with the interested party are ongoing, the company also continues to work with its financial advisor, Miller Buckfire Lewis Ying & Co., to evaluate and assist in determining potential interest in Spiegel Catalog. The company cautions that there can be no assurance that any purchase transaction involving Spiegel Catalog will occur.

The company said that sufficient uncertainty exists as to whether a potential buyer would assume the majority of the current Spiegel Catalog work force. Therefore, it is rationalizing the Spiegel Catalog business to facilitate any transition of either the business or certain assets of the Spiegel Catalog business in the event a purchase transaction should be negotiated with an interested party, if any, and to minimize ongoing operating losses of the Spiegel Catalog business.

Bill Kosturos, interim chief executive officer and chief restructuring officer of The Spiegel Group, said, "While we are involved in active discussions with an interested party, we are continuing to take steps to minimize the ongoing operating losses of the Spiegel Catalog business and to help facilitate any possible transaction. Although this has been a difficult decision to reach, rationalizing the Spiegel Catalog business will make it a smaller entity."

As a result, the company said that as required under the Workers Adjustment and Retraining Notification Act, notices were issued to approximately 255 employees at Spiegel Catalog and Spiegel, Inc., with layoffs occurring today and over the next two months. The majority of the employees affected are located at the company headquarters and its data center, which are both in the Chicago area. The company will provide severance and other benefits to affected associates.

Geralynn Madonna, president and chief executive officer of Spiegel Catalog, commented, "While this was a very tough business decision, I would like to recognize the dedication and hard work of the Spiegel Catalog employees and those in our corporate support staff. As we work through this process, we remain steadfast in our commitment to provide a one-stop shopping destination and the highest level of service to our customers."

Inquiries regarding the Spiegel Catalog sale should be directed to Stuart Erickson, Principal at Miller Buckfire Lewis Ying & Co.
(phone 212-895-1812).

About Spiegel Catalog
Long before online shopping sites presented endless merchandise to consumers at the click of the mouse, Spiegel Catalog offered consumers a world of products with just the turn of a page. Founded in 1865, Spiegel has provided catalog concepts to its customers since 1905 and e-commerce since 1995. Offering the benefits of shopping via a variety of channels including its trademark
"big book" semiannual catalogs, specialty catalogs, and e-commerce site (www.spiegel.com), Spiegel provides quality, convenient shopping and a 360-degree lifestyle experience that is essential for its busy customers.

About The Company
The Spiegel Group is an international, specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward-Looking Statements
This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect,"
"plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the debtor-in-possession (DIP) financing facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the credit card operations; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.

All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.
Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.